Exhibit 15.1

May 1, 2013
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our reports dated May 1, 2013 on our review of interim financial information of Realogy Holdings Corp. and its subsidiaries and Realogy Group LLC and its subsidiaries (the "Company") for the three month periods ended March 31, 2013 and March 31, 2012 and included in the Company's quarterly report on form 10-Q for the quarter ended March 31, 2013 are incorporated by reference in the Registration Statement of Realogy Holdings Corp. on Form S-8 dated October 12, 2012.
Very truly yours,
/s/ PricewaterhouseCoopers LLP